Exhibit 4.46

***Text Omitted and Filed Separately with the Securities and Exchange Commission.

Confidential Treatment Requested under 17 C.F.R. Sections 200.80(b)(4) and 230.406

DATED	24 MAY	2013

* * * LIMITED

- and -

* * * LIMITED

- and -

GW RESEARCH LIMITED

- and -

GW PHARMACEUTICALS PLC

LEASE

- of -

BUILDING * * *

* * *

Ref: CM1/CMS/VJS

21552/30588

Hogan Lovells International LLP, Atlantic House, Holborn Viaduct, London EC1A 2FG

***                           Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

	5.1	Interest on late payments	18

	5.2	Re-entry	19

	5.3	Rent cesser	20

	5.4	Reinstatement prevented	21

	5.5	Reinstatement following damage by an Uninsured Risk	21

	5.9	Statutory compensation	22

	5.10	Data Protection Act 1998	22

	5.11	Exclusion of liability	22

6.	RENT REVIEW		22

7.	TENANT’S OPTION TO DETERMINE		24

8.	ACCIDENTAL HAPPENINGS OR INJURIES		25

9.	NOTICES		25

10.	VAT		25

11.	SURETY’S COVENANTS		25

12.	LANDLORD AND TENANT (COVENANTS) ACT 1995		26

13.	ADDRESS FOR RENT DEMANDS		26

14.	DELIVERY AS A DEED		26

15.	RIGHTS OF THIRD PARTIES		26

SCHEDULE 1			27

1.	Rights granted		27

SCHEDULE 2			28

2.	Rights reserved		28

SCHEDULE 3			29

3.	Documents to be observed		29

Schedule 4			30

4.	Service Charge		30

SCHEDULE 5			31

5.	Index-linked review of service charge		31

SCHEDULE 6			34

6.	Covenants by the Surety		34

SCHEDULE 7			36

7.	Authorised Guarantee Agreement		36

SCHEDULE 8			38

8.	The Regulations		38

SCHEDULE 9			39

9.	Utilities Charge		39

LAND REGISTRY PRESCRIBED CLAUSES

LR1 Date of lease	24 May	2013

LR2 Title number(s)	LR2.1 Landlord’s title number(s) * * * LR2.2 Other title numbers None

LR3 Parties to this lease

Landlord

 ** * LIMITED (registered number * * *) and

* * * LIMITED (registered number * * *) whose registered offices are both at 21 Holborn Viaduct London EC1A 2DY

Tenant

GW Research Limited a company registered in England and Wales (registered number 3107561) whose registered office is at Porton Down Science Park Salisbury Wiltshire SP4 0JQ

Other parties

Surety

G W Pharmaceuticals plc a company registered in England and Wales (registered number 4160917) whose registered office is at 114 Porton Down Science Park Salisbury Wiltshire SP4 0JQ

LR4 Property	In the case of a conflict between this clause and the remainder of this lease then, for the purposes of registration, this clause shall prevail. The Premises as defined in clause 1.1

LR5 Prescribed statements etc	LR5.1 Not applicable LR5.2 Not applicable

LR6 Term for which the Property is leased	The Term is as follows: 15 years from and including 16 November 2012

LR7 Premium	None

LR8 Prohibitions or restrictions on disposing of this lease	The lease contains a provision that prohibits or restricts dispositions

***                           Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

LR9 Rights of acquisition etc

LR9.1 Tenant’s contractual rights to renew this lease, to acquire the reversion or another lease of the Property, or to acquire an interest in other land

None

LR9.2 Tenant’s covenant to (or offer to) surrender this lease

None

LR9.3 Landlord’s contractual rights to acquire this lease

None

LR10 Restrictive covenants given in this lease by the Landlord in respect of land other than the Property	None

LR11 Easements

LR11.1 Easements granted by this lease for the benefit of the Property

The rights and matters set out in Schedule 1

LR11.2 Easements granted or reserved by this lease over the Property for the benefit of other property

The rights and matters set out in Schedule 2

LR12 Estate rentcharge burdening the Property	None

LR13 Application for standard form of restriction	None

LR14 Declaration of trust where there is more than one person comprising the Tenant	Not applicable

LEASE

THIS LEASE is made on the date set out in clause LR1

BETWEEN:

(1)                                 the Landlord as set out in clause LR3;

(2)                                 the Tenant as set out in clause LR3; and

(3)                                 the Surety as set out in clause LR3.

1.                                     1                                          INTERPRETATION

1.1                              In this Lease:

“Access Roads” means the roads footpaths and accessways within the Science Park not adopted from time to time and the road connecting the Science Park to * * *   * * *;

“adjoining or neighbouring premises” includes any part or parts of the Science Park other than the Premises;

“Authorised Guarantee Agreement” means an agreement between the Landlord and the Tenant entered into by the Tenant as covenantor in the circumstances set out in clause 3.18 and containing the provisions set out in Schedule 7;

“Centre Common Parts” means any entrances, passageways, Access Roads, Conducting Media, car parking, hardstanding, verges, landscaping and other parts of the Science Park available or intended to be available for use and/or enjoyment by two or more of the Landlord’s tenants of the Science Park in common (but for the avoidance of doubt including all car parking areas whether or not the subject of exclusive parking rights);

“Conducting Media” means tanks, pipes, cables, wires, meters, drains, sewers, gutters and other things of a similar nature for the passage of electricity, gas, water, soil and other services;

“Environmental Audit” means an audit of the Tenant’s activities on the Premises to be commissioned by the Landlord from time to time but not more than once per year;

“EPC” means energy performance certificate and recommendation report, as defined in the Energy Performance of Buildings (Certificates and Inspections) (England and Wales) Regulations 2007 as amended or updated from time to time;

“Existing EPC” means a copy of the EPC for the Premises reference no 9756-3080-0423-0390-9775;

“First Termination Date” means 15 November 2022;

“Gateway Tenant” means an individual, partnership or company whose prime activity either is within the areas of Science or High Technology or is the provision of support directly related to the scientific community as would maintain an appropriate mix of tenants for a science park;

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“Group Company” means a company which is in the same group of companies (within the meaning of section 42 Landlord and Tenant Act 1954) as the Tenant;

“High Technology” means research, development, design, distribution, manufacturing or service activities utilising, employing or manufacturing product or processes which apply research, pharmaceuticals, bio-technology, electronics, robotics, informatics or other such scientific disciplines as the Landlord (in conjunction with the local planning authority) determines to be representative of the field of high technology;

“Insurance Rent” means the rent reserved by clause 2.4;

“Insured Risks” means (to the extent insurance for such risks remains available in the London insurance market) fire, lightning, aircraft, explosion, riot, malicious persons, earthquake, storm, flood, burst pipes, impact, theft, subsidence, sprinkler leakage, terrorism and such other risks or perils (if any) as the Landlord or any superior landlord (acting reasonably) may from time to time deem it prudent to insure  against;

“Landlord” includes the person or persons for the time being entitled to the reversion immediately expectant on the Term;

“Office Areas” means the areas within the Premises which are designed for use and/or occupation as offices;

“Planning Acts” means and includes the “planning Acts” as defined in section 117 Planning and Compulsory Purchase Act 2004 together with that Act and all other legislation from time to time imposing controls on the development or use of land;

“Premises” means the premises (shown edged red on the plan numbered 1 annexed hereto) known as Building * * *  as well as any landlord’s fixtures and fittings from time to time in the Premises and each and every part of the Premises (but (if applicable) excluding the outer half, severed vertically, of any wall dividing the Premises from any adjoining or neighbouring premises);

“Principal Rent” means the principal rent reserved by this Lease at the rate from time to time payable under clause 2.1 and clause 6;

“Regulations” means the regulations set out in Schedule 8;

“Rent Review Specification” means the specification annexed to this Lease;

“Research and Development Areas” means the areas which are designed for use and/or occupation for research and development;

“Science” means dependence upon the application of scientific or technological skills or knowledge in the production of new goods or services for competitive advantage;

“Science Park” means * * *, the * * * and any other land from time to time owned by the Landlord which is adjoining or neighbouring;

“Second Rent” means the second rent reserved by this Lease at the rate from time to time payable under clause 2.2;

“Second Termination Date” means 15 November 2024;

***                           Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

“Service Charge” means the Service Charge as defined in and calculated pursuant to Schedule 4;

“Tenant” includes the successors in title and assigns of the Tenant;

“Term” means the term set out in Clause LR6 together with any continuation by statute or implication of law;

“Third Rent” means the third rent reserved by this Lease at the rate from time to time payable under clause 2.3;

“Uninsured Risk” means an Insured Risk against which insurance is not or ceases to be obtainable for such risk on normal commercial terms in the London insurance market at reasonable commercial rates generally available in the London insurance market for a property of this type, size and location; and

“VAT” means Value Added Tax and any other tax of a similar nature.

1.2                              In this Lease unless there be something in the context inconsistent therewith:

(a)                                words importing the masculine gender shall include the feminine gender and vice versa and words importing the singular shall include the plural and vice versa and words importing persons and all references to persons shall include companies, corporations and firms and vice versa;

(b)                                if at any time two or more persons are included in the expression the “Landlord”, the “Tenant” or the “Surety” then covenants contained in this Lease or implied by or on the part of the Landlord, the Tenant or the Surety as the case may be shall be deemed to be and shall be construed as covenants entered into by and binding on such persons jointly and severally;

(c)                                 wherever the consent or approval of the Landlord is required it may be given subject to the Tenant obtaining any necessary further consent or approval under any headlease and nothing in this Lease implies that such further consent or approval under any headlease will not be unreasonably withheld;

(d)                                where the Tenant is placed under a restriction by this Lease it includes an obligation not to permit or allow the restriction to be infringed;

(e)                                 references to “lease” shall include “underlease” and vice versa.

2.                                     2                                          DEMISE AND RENT

The Landlord at the request of the Surety DEMISES unto the Tenant ALL THOSE the Premises TOGETHER with the particular rights set out in Schedule 1 BUT EXCEPT AND RESERVED AND SUBJECT to the particular rights and matters set out in Schedule 2 AND SUBJECT ALSO to the matters contained or referred to in the documents brief particulars of which are set out in Schedule 3 TO HOLD the Premises unto the Tenant (together with but except and reserved and subject as above) for the Term YIELDING AND PAYING to the Landlord during the Term and so in proportion for any time less than a year without any deductions whatsoever the following rents namely:

2.1                              until and including 15 November 2013 the yearly Principal Rent of £19,234 and thereafter until and including 15 May 2015 the yearly Principal Rent of £28,851 and thereafter until and including 15 November 2017 the yearly Principal Rent of £38,468 and during the remainder of the Term the same yearly Principal Rent or such higher yearly rent as may become payable pursuant to review under clause 6 by equal quarterly payments in advance on the four usual quarter days in each year of which the first payment (being the due proportion for the period commencing on 16 November 2012 and ending on 24 March 2013) shall be paid on or before the date of this Lease;

2.2                              until and including 15 November 2013 the yearly Second Rent of £24,095 and thereafter until and including 15 May 2015 the yearly Second Rent of £36,142.50 and thereafter during the remainder of the Term the yearly Second Rent of £48,190 by equal quarterly payments in advance on the four usual quarter days in each year of which the first payment (being the due proportion for the period commencing on 16 November 2012 and ending on 24 March 2013) shall be paid on or before the date of this Lease;

2.3                              until and including 15 May 2022 the yearly Third Rent of £1,876.38 per annum by equal quarterly payments in advance on the four usual quarter days in each year of which the first payment (being the due proportion for the period commencing on 16 November 2012 and ending on 24 March 2013) shall be paid on or before the date of this Lease;

2.4                              throughout the Term sums equal to a just proportion fairly attributable to the Premises of the total amounts which the Landlord shall from time to time expend by way of premium and incidental costs (including the cost of periodic valuations and any premium payable under any headlease and the whole of any increase in any premium from time to time as a result of or arising out of the manner or the purposes in or for which the Premises are kept used and occupied) in effecting and maintaining the several insurances referred to in clause 4.1 (together with any insurance effected by the Landlord against public liability risks in respect of the Science Park) each such sum to be paid within 14 days following written demand the first such payment in respect of amounts already so expended by the Landlord (being the due proportion commencing on 16 November 2012 to the next renewal date or dates for such insurances) to be paid on or before the date of this Lease and in the event of any dispute as to any such sum the same shall be determined by the Landlord’s surveyor (acting as an independent expert and not as an arbitrator) whose determination shall in the absence of manifest error be final and binding on the parties;

2.5                              throughout the Term sums equal to the Service Charge at the times and in the manner specified in Schedule 4; and

2.6                              VAT on the rents reserved by this Lease payable at the time such rents are payable.

3.                                     3                                          TENANTS’ COVENANTS

The Tenant to the intent that the obligations created shall continue throughout the whole of the Term COVENANTS with the Landlord as follows:

3.1                              3.1                                Pay Rent

(a)                                To pay the Principal Rent, the Second Rent, the Third Rent, the Insurance Rent and the Service Charge at the times and in the manner required by clause 2 without deduction or set off and to pay the Principal Rent, the Second Rent, the Third Rent and the Fixed Charge (as defined in Schedule 5) by bankers standing order or similar form of bank transfer if so required by the Landlord.

(b)                                To pay all rents and other sums as they fall due under this Lease whether or not such rents or other sums relate to a period before the Term became vested in the Tenant (provided such rents or other sums do not relate to any period prior to the commencement of the Term).

3.2                              3.2                                Pay outgoings

(a)                                To pay and keep the Landlord fully indemnified from and against all liability for all general and other rates of whatever nature or kind and all taxes, charges, duties, levies, assessments, impositions and outgoings whatever (whether parliamentary, parochial, local or of any other description) which are now or may become rated taxed charged levied assessed or imposed upon the Premises or the owner, landlord, tenant or occupier of the Premises and whether or not required to be paid by the Tenant himself but “taxes” does not include value added tax or taxes imposed on the Landlord in respect of the yearly rent reserved by this Lease or in respect of a disposal of the interest in immediate reversion to this Lease.

(b)                                Where not supplied directly by the relevant utility company to the Tenant to pay to the Landlord the cost (which may for the avoidance of doubt and without limitation include reasonable provision for management by the Landlord’s own staff) incurred by the Landlord in or incidental to arranging for the supply of services pursuant to clause 4.4 consumed at the Premises, such payment to be made in accordance with the provisions of Schedule 9 (which provisions are hereby incorporated)

SAVE THAT whilst the Tenant is GW Research Limited or a Group Company of GW Research Limited or of GW Pharmaceuticals plc Schedule 9 shall not apply and the Tenant shall pay such cost within 14 days of written  demand (and where not separately metered such cost shall be a due proportion determined by the Landlord (acting reasonably) of such costs payable or incurred by the Landlord in respect of the Premises together with other premises).

3.3                              3.3                                Repair and decorate

(a)                                (Damage by the Insured Risks always excepted unless the policy or policies of insurance effected by the Landlord against them shall be rendered void or payment of the insurance moneys be refused in whole or in part by reason of or arising out of any act,  omission, neglect or default by the Tenant or any subtenant or other person under the control of the Tenant or any subtenant) to keep the Premises in good and substantial repair and in good decorative and clean condition with the glass cleaned both inside and (unless the cost of the same is being met by the Tenant as part of the Service Charge) outside at least once a month.

(b)                                (Without prejudice to the generality of the above obligations of the Tenant) in a good and workmanlike manner whenever necessary and also in the last three months of the Term (however and whenever it may terminate) to decorate the Premises and in the case of decoration in the last three months of the Term the Landlord shall have the right to insist on a particular colour scheme being used.

3.4                              3.4                                Observe legislation

(a)                                To observe and perform all requirements of any Act of Parliament, local Act or bylaw and notices issued under such legislation or by any public, local or other competent authority (together referred to in this clause 3.4 as “Acts”) (whether or not required of the Tenant himself) in any way affecting the Premises or any thing in or any activity carried on by persons resorting to or working or employed at the Premises or the use and occupation of the Premises within the time prescribed by law or the notice requiring the same (or if no time is so prescribed then within a reasonable time) to the reasonable satisfaction of the Landlord and to indemnify and keep the Landlord fully indemnified against all such requirements and all actions, proceedings, costs, claims, demands, expenses and liability whatever arising out of or in connection with non-observance or non-performance of such requirements.

(b)                                At its own expense to obtain from the appropriate authorities all licences consents and permissions as may be required for the carrying out by the Tenant of any operations on or for the use of any part of the Premises.

(c)                                 Not to do anything in the Premises or cause them to be used or occupied in such a way that the Landlord or any tenant or occupier of the Science Park is disabled from complying with any Acts in respect of the whole or any part of the Science Park or may under any Acts incur or have imposed upon it or become liable to pay any penalty damages compensation costs charges or expenses.

(d)                                In particular but without prejudice to the generality of the foregoing to comply with all the lawful requirements from time to time of the following bodies or their successors:

(i)                                     Health and Safety Executive;

(ii)                                  Environment Agency;

(iii)                               Home Office;

(iv)                             Department of Health;

(v)                                 Kent County Council;

(vi)                              HM Revenue and Customs;

(vii)                           Department for Environment Food and Rural Affairs; and

(viii)                        Health Protection Agency.

3.5                              3.5                                Yield up

Quietly to surrender and yield up the Premises to the Landlord (or as the Landlord may direct) at the end or sooner determination of the Term in a state and condition in all respects in accordance with the covenants on the part of the Tenant contained in this Lease provided that:

(a)                                unless the Landlord notifies the Tenant in writing that such removal is not required, the Tenant shall at the Tenant’s expense remove from the Premises any partitioning contained within the Office Areas but shall have no obligation to remove or reinstate any other works of alteration or addition of whatsoever nature made to the Office Areas;

and the Tenant agrees:

(b)                                to ensure that all fixtures and plant within the Research and Development Areas are in working order but shall have no obligation to remove or reinstate any works of alteration or addition of whatsoever nature made to the Research and Development Areas;

(c)                                 to hand over to the Landlord all keys relating to the Premises; and

(d)                                to provide the Landlord with details of the utility companies providing utilities to the Premises and with sufficient details of the Tenant’s accounts with such utility companies (so far as relating to the Premises) to enable the Landlord to contact the utility companies in relation to such accounts.

3.6                              3.6                                Entry by Landlord

(a)                                To permit the Landlord and others authorised by the Landlord after at least three days’ prior notice (except in an emergency when no notice need be given) to enter upon the Premises to view and inspect the Premises and ascertain how the Premises are being used and occupied and their state and condition and to take schedules of all landlord’s fixtures and fittings and to estimate the current value of the Premises for insurance, mortgage or other purposes and to carry out an Environmental Audit.

(b)                                Whenever on any such inspection anything is found which constitutes a breach, non-performance or non-observance of the covenants on the part of the Tenant contained in this Lease and of which the Landlord gives notice to the Tenant to commence to remedy and make good the same within one month of the date of such notice (or immediately in the case of any breach, non-performance or non-observance of clause 3.26 or in respect of any other matter which the Landlord reasonably deems as requiring immediate remedial action) and thereafter proceed diligently with the requisite works but if the Tenant shall fail so to do to permit the Landlord if it so desires (although the Landlord shall be under no obligation so to do) without prejudice to the Landlord’s right of re-entry or any other right or remedy of the Landlord to enter upon the Premises with contractors, workmen and others and all necessary equipment, tools and materials and to execute or complete such works and to pay to the Landlord on written demand either during or on completion of such works as the Landlord may require the costs and expenses incurred by the Landlord together with all solicitors’, surveyors’ and other professional fees and expenses incurred by the Landlord in relation to such works.

3.7                              3.7                                Works to adjoining or neighbouring premises

To permit the Landlord and others authorised by the Landlord and their respective agents and contractors to enter upon the Premises with workmen and others and all necessary equipment, tools and materials after at least three days’ prior written notice (except in an emergency when no prior written notice need be given) in order to carry out repairs, alterations, additions or any other works to or of any adjoining or neighbouring premises which cannot reasonably be carried out without entry on to the Premises PROVIDED ALWAYS that the persons so entering shall:

(a)                                be accompanied at all times by a representative of the Tenant (provided such a representative is made available for such purpose);

(b)                                cause as little inconvenience and disruption as possible to the Tenant and the other occupiers of the Premises; and

(c)                                 with the minimum of delay and make good all damage thereby caused to the Premises to the reasonable satisfaction of the Tenant.

3.8                              3.8                                Costs of default

To pay all proper costs, charges and expenses (including solicitors’ costs and bailiffs’, architects’ and surveyors’ fees) reasonably payable by the Landlord for the purposes of and incidental to the preparation, service and enforcement (whether by proceedings or otherwise) of:

(a)                                any notice under section 146 or 147 Law of Property Act 1925 requiring the Tenant to remedy a breach of any of the Tenant’s obligations hereunder notwithstanding forfeiture for any such breach shall be avoided otherwise than by relief granted by the Court;

(b)                                any notice to repair or schedule of dilapidations accrued at or prior to the end or sooner determination of the Term whether served during or within three months after the end of the Term;

(c)                                 the payment of any arrears in the rents reserved by this Lease;

and in default of payment all such sums shall be recoverable as rent in arrears.

3.9                              3.9                                User

(a)                                Not to use the Premises otherwise than for any use within Class B1 of the Town and Country Planning (Use Classes) Order 1987 (as in force at the date of the agreement for lease pursuant to which this Lease was entered into) (but not as diplomatic offices or as a betting office or bookmaker’s office) and not in any other manner or for any other purpose or for any immoral or unlawful purpose or for any sale by auction and the Tenant acknowledges that nothing in this Lease constitutes a warranty that the above use complies or will continue to comply with the Planning Acts and the Tenant shall not be entitled to any relief or compensation whatsoever from the Landlord in that respect.

(b)                                Not to keep any animal on or about the Premises nor to conduct allow or permit to be conducted anywhere on or about the Premises any research or experiments of any kind on or involving animals of whatever kind whether live or dead.

(c)                                 Not to carry out (nor to allow or permit to be carried out) on or from the Premises research into or involving any of the following:

(i)                                     genetic modification within the meaning of Directive 2001/18/EC;

(ii)                                  human embryology within the meaning of the Human Fertilisation and Embryology Act 1990 (as amended); and/or

(iii)                               cloning, being (for the purposes of this clause) any process, including techniques of embryo splitting, designed to create a human being (or animal) with the same nuclear genetic information as another living or deceased human being (or animal as the case may be).

(d)                                Not to overload any floor of the Premises or any lift in or serving the Premises and not to pass anything of a harmful nature through the Conducting Media in or serving the Premises (whether exclusively or jointly with other premises) or do anything at the Premises which shall be or may become a nuisance (whether indictable or not) or which shall cause any damage or disturbance to the Landlord or the owners, tenants or occupiers from time to time of any adjoining or neighbouring premises.

3.10                       3.10                         Alterations

(a)                                (Without prejudice to sub clause (b) of this clause) not to carry out any alterations, additions or other works to the Premises without the prior written consent of the Landlord having been obtained (such consent not to be unreasonably withheld or delayed, and provided that — without prejudice to the generality of the foregoing — it shall be reasonable for the Landlord to withhold consent in any circumstances where a proposed alteration or addition to any of the Conducting Media or the systems for the supply of heating, air-conditioning (if any), lighting, electric power or water installed within or upon the Premises would or might have a material adverse impact upon the Existing EPC rating (and it is agreed that a downgrade in the Existing EPC rating shall constitute a material adverse impact).

(b)                                Not to carry out any alterations, additions or other works to the Premises before all necessary approvals, consents, licences, permits or permissions of any competent authority, body or person have been obtained and such alterations, additions or works shall be carried out strictly in accordance with their terms and conditions.

(c)                                 To permit the Landlord and others authorised by the Landlord to enter upon the Premises at reasonable hours during the daytime for the purpose of seeing that all alterations, additions or other works are being or have been carried out in all respects in conformity with this clause and immediately upon being required to do so to remove any alteration, addition or other works of or to the Premises which do not so conform or in respect of which any such approvals, consents, licences, permits or permissions of the competent authority, body or person have been withdrawn or have lapsed and thereupon to make good all damage caused to the Premises and restore and reinstate all affected parts of the Premises to the reasonable satisfaction of the Landlord.

(d)                                If any alterations or additions are made to the Premises, within 30 days following completion of such works to give written notice to the Landlord and at the same time (or at such later date as is reasonable) to provide to the Landlord a copy of the as-built drawings for such works.

(e)                                 To pay as additional rent any sums which the Landlord may properly expend by way of additional premiums for the insurance of the Premises by reason of any alterations or additions made to the Premises by the Tenant.

3.11                       3.11                         Signage

No fascia, sign, name plate, bill, notice, placard, advertisement or similar device shall be affixed to or displayed in or on any part of the Premises so as to be visible from the exterior other than those indicating the name of any occupier for the time being and his business and which have (with their size and positioning) been previously approved by the Landlord in writing (such approval not to be unreasonably withheld or delayed).

3.12                       3.12                         Aerials, etc

No television or wireless or other form of mast or aerial nor any flagpole shall be affixed to any part of the exterior of the Premises other than those which have (with their positioning) been previously approved by the Landlord in writing (such approval not to be unreasonably withheld or delayed).

3.13                       3.13                         Planning Acts

(a)                                Without prejudice to the generality of clause 3.4 fully to observe and perform all the requirements of the Planning Acts in respect of the Premises or their use and all the requirements of any approval, consent, licence, permit or permission granted under the Planning Acts which remain lawfully enforceable and affect the Premises and to indemnify and keep the Landlord fully indemnified from and against all actions, proceedings, costs, claims, demands, expenses and liability whatsoever arising out of or in connection with any non-observance or non-performance of this covenant.

(b)                                No application shall be made for any approval, consent, licence, permit, permission, certificate or determination under the Planning Acts in respect of the Premises without the prior written consent of the Landlord (such consent not to be unreasonably withheld or delayed).

(c)                                 Unless the Landlord shall otherwise direct in writing to carry out to the reasonable satisfaction of the Landlord during the Term (however and whenever it may terminate) all works to the Premises which as a condition of any such approval, consent, licence, permit or permission obtained by or on behalf of the Tenant or any subtenant are required to be carried out at the Premises by a date after the Term (however and whenever it may terminate).

3.14                       3.14                         Statutory Notices

To give the Landlord a copy of every notice of whatsoever nature affecting or likely to affect the Premises made given or issued by or on behalf of the local planning authority or any other authority, body or person having lawful jurisdiction within seven days of its receipt by the Tenant or any subtenant and to produce the original to the Landlord on written request and to take all reasonable and necessary steps to comply with every such notice And if so required in writing by or on behalf of the Landlord to make or join with the Landlord and any other persons for the time being interested in the Premises or any lawful adjoining or neighbouring premises in making such objections or representations against or in respect of any such notice as the Landlord may reasonably and properly require provided that such objections or representations are not adverse to the legitimate business interests of the Tenant.

3.15                       3.15                         Insurer’s requirements

(a)                                (Save with the prior written consent of the Landlord) nothing of a noxious, dangerous, explosive or inflammable nature shall be stored, placed or kept or remain on the Premises nor (subject and to the extent that the Tenant has received appropriate details and notification from the Landlord of such insurances) shall any other thing be done in or about the Premises by the Tenant or any subtenant which does or may invalidate or render void or voidable or cause any increased premium to be payable for any policy of insurance maintained by the Landlord in respect of the Premises or any adjoining or neighbouring premises.

(b)                                To repay to the Landlord upon written demand as part of the Insurance Rent an amount equal to any such increased premium referred to in sub clause (a) of this clause as may become so payable.

(c)                                 If the Premises or any other premises shall be destroyed or damaged as a result of any matter referred to in sub clause (a) of this clause or as a result of any act, omission, neglect or default by or on the part of the Tenant or any subtenant or any person under the control of the Tenant or any subtenant as a result of which any policy of insurance maintained by the Landlord is rendered void or payment of the insurance money is refused in whole or in part, to pay to the Landlord within 21 days of written demand the amount so refused or which would (other than for the policy having been rendered void as aforesaid) have been payable.

3.16                       3.16                         To Let board

To permit the Landlord during the period of six months immediately preceding the end or sooner determination of the Term (and at any time during the Term in the event of any proposed disposal by the Landlord of its interest in the Premises or in any of the events set out in clause 5.2) to affix and retain on any part of the Premises (but not so as materially to interfere with any trade or business carried on at the Premises or with reasonable access of light and air to the Premises) notices and boards relating to any proposed disposal by the Landlord of its interest in the Premises for reletting or otherwise dealing with the same and to permit all persons with written authority from the Landlord or the Landlord’s agents to inspect and view the Premises at reasonable times of the day by previous appointment.

3.17                       3.17                         Prohibited alienation

(a)                                The Tenant shall not assign, transfer, sublet, part with or share possession or occupation of, mortgage or charge any part (as opposed to the whole) of the Premises nor, save as permitted by Clauses 3.17(b), 3.18, and 3.19, part with or share possession or occupation of the whole of the Premises.

(b)                                Nothing in clause 3.17(a) shall restrict the right of the Tenant to allow any Group Company to occupy or share the occupation of the Premises from time to time which the Tenant shall be entitled to do without the consent of the Landlord PROVIDED THAT:

(i)                                     no relationship of landlord and tenant shall be created or deemed to exist between the Tenant and the Group Company;

(ii)                                  the Group Company shall not be permitted to have exclusive occupation of the whole or any part or parts of the Premises; and

(iii)                               the relevant company shall vacate the Premises forthwith upon ceasing to be a Group Company.

3.18                       3.18                         Assignment

(a)                                Not to assign the whole of the Premises without the prior written consent of the Landlord (such consent not to be unreasonably withheld or delayed) provided that the Landlord shall be entitled:

(i)                                     to withhold its consent in the circumstances set out in sub clause (c);

(ii)                                  to impose all or any of the matters set out in sub clause (d) as a condition of its consent.

(b)                                The provisos to sub clause (a) shall operate without prejudice to the right of the Landlord to withhold such consent on any other ground or grounds where such withholding of consent on such other ground or grounds would be reasonable or to impose any further condition or conditions upon the grant of consent where the imposition of such condition or conditions would be reasonable.

(c)                                 The circumstances referred to in sub clause (a)(i) are as follows:

(i)                                     where the assignee is a Group Company unless in the reasonable opinion of the Landlord the assignee (when assessed together with any proposed guarantor for the assignee) is of at least equivalent financial standing to the Tenant; and

(ii)                                  where in the reasonable opinion of the Landlord the assignee is not a Gateway Tenant.

(d)                                The conditions referred to in sub clause (a)(ii) are as follows:

(i)                                     the execution and delivery by the Tenant to the Landlord prior to the assignment in question of a deed of guarantee (being an Authorised Guarantee Agreement);

(ii)                                  the payment to the Landlord of all rents which have fallen due under the Lease prior to the date of assignment;

(iii)                               the giving of any requisite consent of any superior landlord or mortgagee and the fulfilment of any lawful condition of such consent; and

(iv)                              if reasonably required by the Landlord either:

(1)                                the execution and delivery to the Landlord prior to the assignment of a rent deposit deed in such form as the Landlord shall reasonably require together with the payment to the Landlord by way of cleared funds of the amount of the rent deposit (being a reasonable sum) specified in the rent deposit deed; or

(2)                                the execution and delivery to the Landlord of a deed of guarantee entered into by a third party guarantor reasonably acceptable to the Landlord incorporating the provisions of Schedule 6.

3.19                       3.19                         Subletting

(a)                                Not to sublet the whole of the Premises except in accordance with the provisions of sub clauses (b), (c), (d), (e) and (f) of this clause, and not to sublet any part (as distinct from the whole) of the Premises.

(b)                                Not to sublet the Premises or agree to sublet the Premises at less than the open market rent then reasonably obtainable for the whole of the Premises with vacant possession without fine or premium being taken (but this shall not preclude the payment of any fine or premium or concessions or incentives which are standard in the market at the time of the subletting) nor to do so without provision for upwards only review of such rent as at each Review Date (as defined in clause 6.1(a)) which shall occur during the term of the relevant underlease in a similar manner (mutatis mutandis) as provided in clause 6 and every permitted underlease (whether mediate or immediate) of the whole of the Premises shall (so far as applicable) contain covenants by the subtenant in the same form as those contained in clauses 3.17, 3.18 and 3.19.

(c)                                 Before or at the same time as any subletting of the whole of the Premises shall be effected the proposed subtenant shall enter into direct covenants with the Landlord in such form as the Landlord shall reasonably require to observe and perform all the covenants and agreements on the part of the Tenant and the stipulations and conditions contained in this Lease (other than the payment of the Principal Rent, the Second Rent, the Third Rent, the Insurance Rent and the Service Charge) during the term of the underlease.

(d)                                Any underlease shall contain a valid and effective agreement to exclude the provisions of sections 24-28 (inclusive) of the Landlord and Tenant Act 1954 in relation to such underlease.

(e)                                 The Tenant shall not sublet the Premises or agree to sublet the Premises otherwise than to a subtenant who in the reasonable opinion of the Landlord is a Gateway Tenant.

(f)                                  Subject and without prejudice to the other provisions of this clause there shall be no subletting of the whole of the Premises without the prior written consent of the Landlord (such consent not to be unreasonably withheld or delayed).

3.20                       3.20                         Registration of dealings

Within 21 days of every assignment or transfer (whether by deed, will or otherwise) and every mortgage or charge and every permitted subletting of the Premises and upon every other disposition or transmission or devolution of the Premises (including all Orders of Court, Probates and Letters of Administration) notice shall be given to the Landlord’s solicitors with the date and short particulars of the dealing and the names and addresses of every party and at the same time the deed, document or instrument creating or evidencing the dealing shall be produced to the Landlord’s solicitors for registration (with a certified copy for retention by the Landlord) and such solicitors’ reasonable fee of not less than £40 for such registration shall be paid by the Tenant.

3.21                       3.21                         Encroachments

(a)                                Not to effect, authorise or permit any encroachment upon or acquisition of any right, easement, quasi-right, quasi-easement or privilege adversely affecting the Premises or any closing or obstruction of the access of light or air to any windows or openings of the Premises nor to give any acknowledgement to any third party that the enjoyment of access of light or air is by the consent of such third party or give any consideration to any third party or enter into any agreement with any third party for the purpose of inducing or binding such third party to abstain from obstructing the access of light or air.

(b)                                If any such encroachment or acquisition or closing or obstruction shall be threatened or attempted to give notice of the dealing to the Landlord as soon as the same comes to the knowledge of the Tenant or of any subtenant and upon request by the Landlord to take immediate steps (in conjunction with the Landlord and other interested persons if the Landlord shall so require) and to adopt all such lawful means and do all such lawful things as the Landlord may reasonably deem appropriate for preventing any such encroachment or acquisition.

3.22                       3.22                         Costs of applications

To pay all reasonable and proper costs and expenses (including surveyors’ fees and solicitors’ charges and all disbursements) reasonably and properly incurred or payable by the Landlord in respect of every application to the Landlord for any consent or approval hereunder whether or not such consent or approval is granted or refused or the application for same is withdrawn save where a consent is withheld unlawfully or unlawful conditions are imposed.

3.23                       3.23                         Observe documents

By way of indemnity only to observe and perform the agreements, covenants and stipulations contained or referred to in the documents brief particulars of which are set out in Schedule 3 in so far as the same are still subsisting, relate to the Premises and are capable of being enforced against the Premises or the owner, landlord, tenant or occupier of the Premises and to keep the Landlord throughout the Term fully indemnified against all actions, proceedings, costs, claims, demands, expenses and liability in any way incurred by or made against the Landlord arising as a result of a breach by the Tenant of this covenant.

3.24                       3.24                         Energy Performance Certificate

(a)                                Not to obtain an EPC for the Premises without the consent of the Landlord (not to be unreasonably withheld or delayed where an EPC is required by statute).

(b)                                Where supplied directly to the Tenant by the relevant utility company rather than by the Landlord, to provide to the Landlord within a reasonable period following written request any such information to the extent that the same is in the possession of the Tenant as may be reasonably required to enable the Landlord to measure or assess energy consumed at the Premises.

(c)                                 It shall be reasonable for the Landlord to withhold consent pursuant to clause 3.24(a) if:

(i)                                     the Existing EPC remains valid; or

(ii)                                  the Landlord provides to the Tenant a valid EPC for the Premises; or

(iii)                               the Landlord agrees to obtain an EPC for the Premises.

(d)                                If the Tenant requests (and the Landlord provides) any information in order to allow an energy assessor to prepare an EPC then the Tenant shall on demand pay to the Landlord the Landlord’s costs and expenses incurred in providing such information.

3.25                       3.25                         Keyholder

To ensure that at all times the Landlord has written notice of the name home address and home telephone number of at least two keyholders of the Premises.

3.26                       3.26                         Environmental liability

(a)                                In this clause:

(i)                                     “Environmental Claim” means any formal written notice given by any person or body including without limitation any relevant enforcing or regulatory authority alleging liability or potential liability including (without limitation) investigatory costs remedial costs administrative costs fines damages and penalties arising out of or based on or resulting from either regulatory civil or criminal action relating to either the presence or release migration or escape into the environment of any Hazardous Materials and forming the basis of any infringement of any Environmental Laws;

(ii)                                  “Environmental Laws” means all legal requirements relating to the pollution or protection of the environment (as defined in Section 1(2) of the Environmental Protection Act 1990) or harm to human health or the environment including without limitation those relating to Environmental Matters or otherwise relating to the manufacture processing distribution use treatment storage keeping disposal transport or handling of Hazardous Materials or of goods containing Hazardous Materials;

(iii)                               “Environmental Matters” means waste (as defined in Section 75 of the Environmental Protection Act 1990), contaminated land, discharges and emissions of Hazardous Materials into any environmental medium, noise and vibration, heat light and radiation, dangerous hazardous or toxic substances and materials, nuisance (including statutory nuisance) and health and safety;

(iv)                              “Hazardous Materials” means all chemicals pollutants contaminants waste petroleum petroleum products pesticides dangerous or noxious or hazardous or toxic or carcinogenic or radioactive or explosive or combustible or inflammable substances and materials (in each case whether in the form of a solid liquid, gas or vapour, and whether alone or in combination) which are in each case causing or in a condition capable of causing harm or damage to the environment or to the health and safety of persons;

(v)                                 “Pre-existing Environmental Matters” means the presence of any Hazardous Materials at the Premises or any Environmental Matters in existence at the Premises in either case prior to the first occupation of the Premises by the Tenant (except to the extent the condition of such Hazardous Materials or Environmental Matters has been made worse by the act or negligent omission of the Tenant).

(b)                                Save in relation to Pre-existing Environmental Matters, not to discharge or permit or suffer to be discharged any Hazardous Materials from the Premises to any adjoining or neighbouring property and not to cause contamination or pollution at, on, in or under the Premises.

(c)                                 As soon as is reasonably practicable to notify the Landlord in writing of the following and to supply to the Landlord such further information relating to such matters as the Landlord may reasonably (save for information which has the benefit of legal privilege) require:

(i)                                     the presence at the Premises of any Hazardous Materials in any condition or any occurrence on the Premises that either results or could result in the breach of the terms of this Lease relating to Environmental Matters or that might form the basis of an Environmental Claim in respect of the Premises or any other property;

(ii)                                  any pending or threatened Environmental Claim in respect of the Premises.

(d)                                If the Landlord acting reasonably shall believe that the terms of this Lease relating to Environmental Matters have been breached or that Hazardous Materials (other than petrol in the petrol tanks of vehicles at the Premises in accordance with the provisions of this Lease or usual waste or any Hazardous Materials used in the ordinary course of the Tenant’s business which have been notified to and approved by the Landlord acting reasonably) have been brought on to the Premises then the Landlord may cause an independent environmental consultant chosen by the Landlord to make an inspection of the Premises (including making such tests and taking such samples as the consultant considers necessary or desirable) on such terms as the Landlord shall reasonably determine Provided that if such inspection reveals that the terms of this Lease have been so breached the Tenant shall pay to the Landlord on demand the costs and expenses of such inspection.

(e)                                 Whenever required by the Landlord and save in relation to Pre-existing Environmental Matters, the Tenant shall at the Landlord’s option either:

(i)                                     carry out at the Tenant’s expense such remedial works as the Landlord shall reasonably require to ensure that the Premises comply with all Environmental Laws insofar as any act default or omission of the Tenant has caused or is causing a breach of such laws; or

(ii)                                  grant the Landlord uninterrupted access to carry out such remedial works and reimburse the Landlord on demand all costs and expenses of and associated with such remedial works.

(f)                                  Save in relation to Pre-existing Environmental Matters, to keep the Landlord indemnified from and against all expenses, costs, claims, demands, losses, liabilities, damages, fines and penalties which the Landlord may suffer or incur as a consequence of Environmental Claims arising out of any act default or omission of the Tenant and against all expenses, costs, claims, demands, losses, liabilities, damages, fines and penalties in respect of or arising from damage to or pollution of the environment or damage to property or harm to human health caused or permitted by the Tenant at the Premises and against all expenses, costs, claims, demands, losses, liabilities, damages, fines and penalties arising from the Tenant’s breach of its covenants given in this clause 3.26.

(g)                                 To comply with the Regulations and all such further reasonable regulations and directions as the Landlord may from time to time make and provide to the Tenant in writing.  Insofar as there is any inconsistency between the terms of such regulations or directions and this Lease, the terms of this Lease shall prevail.

(h)                                The Tenant hereby acknowledges and covenants that its obligations and all its liabilities in relation to all Environmental Claims and environmental matters arising during the subsistence of this Lease shall continue despite expiry or sooner determination of this Lease.

4.                                     4                                          LANDLORD’S COVENANTS

The Landlord COVENANTS with the Tenant as follows:

4.1                              4.1                                Insure

(a)                                To insure and (unless such insurance shall become void by reason of any act, omission, neglect or default by or on the part of the Tenant or any subtenant or other person under the control of the Tenant or any subtenant) to keep insured (and pay all premiums for insuring) the Science Park including the Premises (whether or not with other premises) with a reputable insurance office in the United Kingdom against loss or damage by the Insured Risks for the full reinstatement cost together with insurance against:

(i)                                     architects’, surveyors’ and other professional advisers’ fees at the usual scales current for the time being and the cost of demolition and site clearance consequent upon rebuilding or reinstatement; and

(ii)                                  three years’ loss of the Principal Rent, the Second Rent, the Third Rent and the Service Charge or loss of the Principal Rent, the Second Rent, the Third Rent and the Service Charge for such longer period as the Landlord shall in its absolute discretion (acting reasonably) deem necessary for the rebuilding or reinstatement of the Premises taking into account any likely increases in such rents during such period subject to such exclusions, conditions, limitations and uninsured excesses as the insurer may reasonably apply, provided that the Landlord shall use reasonable endeavours to ensure that any such exclusions, conditions, limitations and uninsured excesses are no more onerous than would be applied as standard in the London insurance market to a policy at normal commercial rates for a property of this location, size and type.

(b)                                If the Premises (or those parts of the Centre Common Parts that provide access to the Premises) shall at any time or times be destroyed or damaged by any of the Insured Risks:

(i)                                     to apply all such moneys (except moneys received in respect of loss or damage of or to such adjoining or neighbouring premises or any fixtures and fittings liability to third parties or loss of rent) as the Landlord may receive under or by virtue of such insurance in rebuilding or reinstating the Premises or such parts as may have been damaged or destroyed or the means of access to the same (as the case may be) as expeditiously as possible (subject always to the Landlord being able to obtain all such approvals, consents, licences, permits and permissions from any superior landlord or other competent authorities (which the Landlord shall use reasonable endeavours to obtain) and all such materials and labour as may be necessary for such rebuilding and reinstatement); and

(ii)                                  (save to the extent payment of the insurance moneys shall be refused in whole or in part by reason of any act, omission, neglect or default by or on the part of the Tenant or any subtenant or other person under the control of the Tenant or any subtenant and the Tenant fails to pay such monies to the Landlord in accordance with clause 3.15(c)) to pay any shortfall out of its own moneys.

(c)                                 To cause a note of the Tenant’s interest (either generally or specifically) to be endorsed on the insurance policy or policies and to produce to the Tenant within a reasonable time following demand (but not more than once in every year) a copy of the Landlord’s insurance policy or policies required to be effected by the Landlord in respect of the Science Park (including the Premises) pursuant to clause 4.1 and reasonable evidence of the payment of the insurance premium for the same.

4.2                             4.2                                Quiet enjoyment

That the Tenant paying the Principal Rent, the Second Rent, the Third Rent, the Insurance Rent, the Service Charge and all other moneys which may become payable hereunder by the Tenant and observing and performing the several covenants and agreements on the Tenant’s part and the conditions and stipulations contained in this Lease shall and may peaceably hold and enjoy the Premises during the Term in accordance with the provisions of this Lease without any lawful interruption by the Landlord or any person lawfully claiming under or in trust for the Landlord or by title paramount.

4.3                              4.3                                Provide services

(Unless prevented by strikes, lockouts, unavailability of materials or labour or by any other matter outside the control of the Landlord and so long as the Tenant shall pay the Service Charge) to use its best endeavours to carry out the works and to provide the services referred to in Schedule 4 Part B, and provided that the Landlord shall not be liable to the Tenant for any loss, damage or inconvenience which may be caused because of:

(a)                                temporary interruption of such services during periods of inspection, maintenance, repair and renewal so long as such periods are kept as short as reasonably practicable and the Landlord shall use all reasonable endeavours to prevent or mitigate the effect of such interruption and to restore the services as soon as possible; or

(b)                                the breakdown, failure, stoppage, leaking, bursting or defect of any Conducting Media provided the Landlord uses its best endeavours to remedy such matters (so far as they are within its control) as soon as reasonably practicable.

4.4                              4.4                                Provision of power water etc

(a)                                Until such time (if any) as the Landlord shall arrange for the provision of all or any of the following services directly from the relevant utility company the Landlord shall subject to the Tenant paying the outgoings referred to in clause 3.2(b) use all reasonable endeavours to procure the supply of the following services to the Premises:

(i)                                     electricity;

(ii)                                  heated water;

(iii)                               mains raw water;

(iv)                              sewerage;

(v)                                 medium temperature hot water for heating.

(b)                                The Landlord may upon written notice to the Tenant of not less than five working days suspend for such reasonable period as may be necessary for repair replacement modernisation (including works to supply any service to the Premises directly from the relevant utility company) any of the services referred to in clause 4.4(a) and in any event the Landlord shall be under no liability in respect of any failure in the performance or observance of any such obligation Provided that if such suspension exceeds 24 continuous hours the landlord shall at its own cost provide a means of supplying equivalent temporary services.

(c)                                 All liability on the part of the Landlord pursuant to this clause shall cease in respect of any service which the Landlord shall, acting reasonably and in the interest of good estate management (but without any obligation so to do), make arrangements to have supplied directly to the Premises by the relevant utility company.

5.                                     5                                          PROVISOS

PROVIDED ALWAYS AND IT IS AGREED as follows:

5.1                              5.1                                Interest on late payments

(a)                                Whenever the whole or any part of the Principal Rent, the Second Rent, the Third Rent, the Insurance Rent or the Service Charge (whether formally or legally demanded or not) or any other moneys which may become payable hereunder by the Tenant to the Landlord shall remain unpaid after becoming due and payable then the amount or the balance for the time being unpaid shall (without prejudice to the Landlord’s right of re-entry or any other right or remedy of the Landlord) as from the due date for payment and until the same is duly paid bear and carry interest thereon (as well after as before any judgment) at the rate of four per cent per annum above the base rate for the time being of Barclays Bank PLC or (in the event of such rate ceasing to be published) at such equivalent rate as the Landlord shall notify to the Tenant in writing.

(b)                                In the event of there being any breach by the Tenant of the covenants on its part contained in this Lease and the Landlord having notified the Tenant in writing that by reason of such breach the Principal Rent, the Second Rent, the Third Rent, the Insurance Rent or the Service Charge will not be accepted for the time being then the amount or the balance for the time being outstanding shall (but without prejudice as mentioned above) as from the date of the notice served by the Landlord in respect of such breach or (if later) from the due date for payment until the date on which payment is tendered by the Tenant following the remedying of such breach bear and carry interest thereon (as well after as before any judgment) at the above rate;

and the Tenant accordingly COVENANTS with the Landlord that in every such case the Tenant will pay such interest thereon to the Landlord in addition to the Principal Rent Second Rent Third Rent Insurance Rent Service Charge and other moneys (as well after as before any judgment) at the above rate and in default of payment such interest shall be recoverable as rent in arrears.

5.2                             5.2                                Re-entry

Without prejudice to any other provisions contained in this Lease, if:

(a)                                any of the rents reserved by this Lease are unpaid for 21 days after becoming payable (whether formally demanded or not);

(b)                                the Tenant is in breach of any of its obligations in this Lease;

(c)                                 the Tenant (being a company) enters into liquidation whether compulsory or voluntary (other than for the purpose of reconstruction or amalgamation not involving a realisation of assets) or a resolution is passed or a petition is presented for such liquidation;

(d)                                an administrator is appointed in respect of the Tenant pursuant to the Insolvency Act 1986 or the Insolvent Partnerships Order or application is made for such administration or notice is given under paragraph 15 or 26 of Schedule B1 to the  Insolvency Act 1986 (as amended);

(e)                                 a receiver is appointed in respect of the Tenant or any assets of the Tenant;

(f)                                  (where the Tenant comprises or includes one or more individuals) a bankruptcy order is made against any such individual or a petition is presented for such bankruptcy order;

(g)                                 the Tenant becomes insolvent or unable to pay its debts within the meaning of section 123 Insolvency Act 1986 or makes a proposal for or enters into any composition with its or his creditors or makes a proposal for or enters into a voluntary arrangement (within the meaning of section 1 or section 253 Insolvency Act 1986);

(h)                                distress, sequestration or execution is levied on the Tenant’s goods;

(i)                                    any of the above events occurs in relation to the Surety (excluding for this purpose any person whose liability at the time of such event derives from an Authorised Guarantee Agreement); or

(j)                                   any event analogous to any of the above events occurs in any jurisdiction other than England and Wales then the Landlord may at any time re-enter the Premises or any part of the Premises in the name of the whole and immediately this Lease shall terminate absolutely but without prejudice to any rights of the Landlord in respect of any breach of any of the obligations on the Tenant’s part in this Lease.

5.3                              5.3                                Rent cesser

If the Premises or any part of them or any access roads within the Science Park shall at any time or times be destroyed or damaged by any of the Insured Risks so as to render the Premises unfit for occupation and use and/or inaccessible then and in every such case (save to the extent provided in clause 4.1(b)(ii)) the Principal Rent, the Second Rent, the Third Rent and the Service Charge or a fair and just proportion according to the nature and extent of the damage sustained (as agreed between the Landlord and the Tenant in writing within one month of such destruction or damage) shall be suspended and cease to be payable for a period of three years (or for such other period as the Landlord shall have insured under clause 4.1(a)) from the date of such damage or destruction or (if earlier) until the Premises (or access roads within the Science Park, as the case may be) have been rebuilt or reinstated so that the Premises are again fit for occupation and use and accessible and failing such agreement or in case any dispute shall arise as to the amount of such suspension and/or such period the same shall be determined by an independent surveyor who shall:

(a)                                be a chartered surveyor with at least ten years’ experience in the assessment of rent for premises of a similar nature in the locality of the Premises;

(b)                                be appointed by the President or Vice President for the time being of the Royal Institution of Chartered Surveyors on the application of whichever of the Landlord and the Tenant shall first so apply;

(c)                                 act as an expert and not as an arbitrator;

(d)                                on his appointment serve written notice on the Landlord and the Tenant;

(e)                                 consider any written representations by or on behalf of the Landlord or the Tenant concerning such matter which are received by him within 28 days of such service but otherwise have an unfettered discretion to determine such matter;

(f)                                  serve notice of such determination on the Landlord and the Tenant as soon as he has made it;

(g)                                 be paid his proper fee and expenses in connection with such determination by the Landlord and the Tenant in equal shares or any such shares as he may determine;

and any such determination shall be final and binding on the parties PROVIDED that if and whenever any person so appointed shall die, be adjudged bankrupt or become of unsound mind or if both the Landlord and the Tenant shall serve upon such person written notice that in their opinion he has unreasonably delayed making such determination such person shall ipso facto be discharged and be entitled only to his reasonable expenses prior to such discharge and another such independent surveyor shall be appointed to act in his place.

5.4                              Reinstatement prevented

If the Premises or any part of them or any access roads within the Science Park are destroyed or damaged by any of the Insured Risks and the Landlord has not completed reinstatement of the Premises or the relevant access roads (so that the Premises are fit again for occupation and use and accessible) within two years and nine months after the date of such damage or destruction then (unless payment of the insurance moneys was refused in whole or in part by reason of any act, omission, neglect or default by or on the part of the Tenant or any subtenant or other person under the control of the Tenant or any subtenant and the Tenant failed to pay such monies to the Landlord in accordance with clause 3.15(c)) at any time thereafter this Lease may be terminated by either the Landlord or the Tenant giving to the other not less than three months’ notice and upon the expiry of such notice the Term shall end but if by the expiry of such notice the Premises (or the access roads) have been reinstated so that at that date the Premises are again fit for occupation and use and accessible the notice will be void and this Lease will continue in full force and effect, and if this Lease is terminated pursuant to this clause the Landlord will be entitled to retain the whole of the insurance moneys for its absolute use and benefit.

5.5                              Reinstatement following damage by an Uninsured Risk

For the purpose of this clause 5.5 and clauses 5.6 and 5.7 below:

(a)                                these provisions shall apply from the date on which any Insured Risk becomes an Uninsured Risk but only in relation to the Uninsured Risk;

(b)                                references to an Insured Risk becoming an Uninsured Risk shall, without limitation, include the application by insurers of an exclusion, condition or limitation to an Insured Risk to the extent to which such risk thereby is or becomes an Uninsured Risk but:

(i)                                    an Insured Risk shall not become an Uninsured Risk due to the Landlord’s failure to comply with the provisions of clause 4.1; and

(ii)                                 an Insured Risk shall not become an Uninsured Risk owing to the act or default of the Tenant or any person deriving title under the Tenant or their respective agents, employees, licensees or contractors;

(c)                                 the Landlord shall notify the Tenant in writing as soon as reasonably practicable after an Insured Risk becomes an Uninsured Risk.

5.6                              If, during the Term, the Premises or any part of them or any access roads within the Science Park shall be damaged or destroyed by an Uninsured Risk so as to make the Premises or any part of them unfit for occupation or use or inaccessible:

(a)                                then the provisions of clause 5.3 (except for the words “, the Third Rent” and the words “for a period of three years (or for such other period as the Landlord shall have insured under clause 4.1(a)) from the date of such damage or destruction or (if earlier)”) shall apply as if there had been damage or destruction by an Insured Risk;

(b)                                the Landlord may serve notice on the Tenant within six months of the date of damage or destruction (time being of the essence) confirming that it will reinstate the Premises (or the access roads as the case may be) (“a Reinstatement Notice”); and

(c)                                 if the Landlord serves a Reinstatement Notice in accordance with clause 5.6(b) then clause 4.1(b) and clause 5.4 shall apply as if there had been damage or destruction by an Insured Risk (but as though the period of two years and nine months mentioned in clause 5.4 were deemed to be a period of three years).

5.7                              If the Landlord does not serve a Reinstatement Notice following damage or destruction by an Uninsured Risk, then at any time after the date six months after the date on which such damage or destruction occurred (time being of the essence) either party may by service of a written notice on the other terminate this Lease with immediate effect (unless in the meantime the Premises or the access roads within the Science Park have been reinstated so that the Premises are again fit for occupation and use and accessible) but without prejudice to the rights of either party against the other in respect of any antecedent breach of this Lease.

5.8                              5.8                                Statutory compensation

The Tenant shall not be entitled on quitting the Premises to any compensation under section 37 Landlord and Tenant Act 1954 (as amended).

5.9                              5.9                                Data Protection Act 1998

For the purposes of the Data Protection Act 1998 or otherwise the Tenant and the Surety acknowledge that information relating to this tenancy will be held on computer and other filing systems by the Landlord or the Landlord’s managing agent (if any) for the purposes of general administration and/or enforcement of this Lease and agree to such information being used for such purposes and being disclosed to third parties so far only as is necessary in connection with:

(a)                                the management of the Landlord’s interest in the Science Park;

(b)                                the insurance and/or the maintenance of the Premises;

(c)                                 checking the credit-worthiness of the Tenant and the Surety; or

(d)                                the disposal or sub-letting of the Premises or the Science Park,

or is necessary to conform with recognised industry practice in the management and letting of property.

5.10                       5.10                         Exclusion of liability

The Landlord shall not be liable to observe or perform any obligation on its part contained in this Lease after it has ceased to be entitled to the reversion immediately expectant upon the Term (and, without prejudice to any right of the Tenant in respect of any antecedent breach by the Landlord of any of the obligations on the Landlord’s part prior to that date, the Tenant releases the Landlord from all liability in respect of any future breach or non-observance of any such obligation occurring after it has disposed of such reversion).

6.                                     6                                          RENT REVIEW

IT IS ALSO AGREED AND DECLARED as follows:

6.1                              In this clause:

(a)                                the “Review Date” means and includes 16 November 2017 and 16 November 2022;

(b)                                the “Market Rent” means the yearly rent exclusive of all outgoings at which the Premises might reasonably be expected to be let as a whole as between a willing landlord and a willing tenant in the open market with vacant possession for a term of ten years commencing on the relevant Review Date without payment of any fine or premium upon the terms and subject to covenants, agreements, stipulations and conditions similar to those contained in this Lease (except as to the Term and the amount of the Principal Rent and the fact of the payment and the amount of the payment of the Second Rent and the Third Rent but including similar provisions for review of the Principal Rent) but upon the assumption that:

(i)                                     the Tenant has complied with all of the covenants on the part of the Tenant in this Lease contained;

(ii)                                  the Premises have been finished at the Landlord’s cost to a specification equivalent to the Rent Review Specification and are accordingly ready to receive the willing tenant’s fitting out works and that the willing tenant has had the benefit of such rental concessions (including any rent free or reduced rent period) as are usual in the market to compensate it for the time and inconvenience of it having to fit out the Premises (but no other rent free periods or incentives);

(iii)                               the Premises may be used for any use permitted by this Lease and by any licence or consent granted by the Landlord prior to the relevant Review Date at the request of the Tenant or any permitted undertenant or any predecessor in title of them or either of them respectively;

(iv)                              in case the Premises have been destroyed or damaged they have been fully restored;

(v)                                 all Value Added Tax payable by the Tenant under the provisions of this Lease is recoverable by the Tenant in full; and

(vi)                              the Premises comply with all requirements of all Acts (as defined in clause 3.4);

and disregarding (if appropriate, and without prejudice to the assumptions at paragraphs (ii) and (vi) above):

(1)                                any effect on the rent of the fact that the Tenant or any permitted undertenant or their respective predecessors in title or any other permitted occupier has been or is in occupation of the whole or any part of the Premises;

(2)                                any goodwill attached to the Premises by reason of the carrying on at the Premises of the business of the Tenant or any permitted undertenant or other permitted occupier;

(3)                                any permitted improvement to the Premises carried out by and at the expense of the Tenant or any permitted undertenant or any predecessor in title of them or either of them respectively (otherwise than in pursuance of an obligation to the Landlord save where the obligation arises pursuant to clauses 3.4 or 3.13(a)) and being such an improvement completed after the date of this Lease but not more than 21 years before the relevant Review Date;

(4)                                any works of demolition, construction, alteration or addition carried out or being carried out on the Premises by the Tenant or any undertenant or other permitted occupier or their respective predecessors in title (otherwise than by and at the instance of the Landlord or in pursuance of an obligation to the Landlord save where the obligation arises pursuant to clauses 3.4 or 3.13(a)) which diminish the rental value of the Premises at the relevant Review Date.

6.2                              As at each Review Date there shall be a review of the Principal Rent and the Landlord and the Tenant shall seek to agree the Market Rent but failing written agreement between the parties the Landlord or the Tenant may at any time not more than two months prior to the relevant Review Date refer the determination of the Market Rent to an independent surveyor (being such a person as is mentioned in clause 5.3(a) and who shall be appointed as mentioned in clause 5.3(b)) acting as an arbitrator (in which case the Arbitration Act 1996 shall apply) or (if the Landlord and the Tenant shall so agree) such independent surveyor shall act as an expert and not as an arbitrator.

6.3                              If the determination of the Market Rent shall be referred to an expert in accordance with the previous clause then clause 5.3(d), 5.3(e), 5.3(f) and 5.3(g) shall also apply and such expert shall give notice in writing of his decision within two months of his appointment or within such extended period as the parties may agree.

6.4                              The Principal Rent payable hereunder as from each Review Date (the “Reviewed Rent”) until the subsequent Review Date or the end or sooner determination of the Term (as the case may be) shall be the greater of the Principal Rent payable hereunder immediately prior to the relevant Review Date (the “Current Rent”) and the Market Rent agreed or determined in accordance with clause 6.2.

6.5                              If the Reviewed Rent shall not be ascertained by the Review Date then until it has been ascertained the Tenant shall continue to pay on account Principal Rent at the rate of the Current Rent until the quarter day after it has been ascertained on which quarter day the Tenant shall pay the Landlord an additional sum equal to the excess (if any) of Principal Rent at the rate of the Reviewed Rent over Principal Rent at the rate of the Current Rent for the period from the Review Date to such quarter day plus interest on such additional sum from the date on which each instalment would have been due during such period if the Reviewed Rent had then been ascertained such interest being chargeable at the base rate for the time being of Barclays Bank PLC or (in the event of such rate ceasing to be published) at such equivalent rate as the Landlord shall notify to the Tenant in writing.

6.6                              A Memorandum of the Market Rent shall be entered into between the parties in such terms as the Landlord shall reasonably require.

7.                                     7                                          TENANT’S OPTION TO DETERMINE

7.1                              The Tenant may end this Lease on either the First Termination Date or on the Second Termination Date (each being a “Termination Date”) by giving at least 12 months’ written notice expiring on the relevant Termination Date provided that at the relevant Termination Date:

(a)                                there are no arrears of the Principal Rent or the Second Rent or the Third Rent (or any VAT which may be chargeable in respect of the Principal Rent or the Second

Rent or the Third Rent) up to and including the relevant Termination Date but excluding any period falling after the relevant Termination Date;

(b)                                occupation of the Premises is given up by the Tenant and no underleases of the Premises (or any part of the Premises) remain subsisting.

7.2                              If any of the conditions referred to in clause 7.1 (a) or (b) above are not satisfied at the relevant Termination Date the relevant Tenant’s notice served pursuant to clause 7.1 is deemed to be of no effect and this Lease shall continue as before, provided that the Landlord may waive all or any of such conditions by giving notice to the Tenant at any time.

7.3                              The ending of this Lease shall not affect any party’s rights in respect of any earlier breach of any provision of this Lease. Within twenty working days following termination of the Lease pursuant to this clause 7, the Landlord shall reimburse to the Tenant any Principal Rent, Second Rent, Third Rent, Service Charge or Insurance Rent paid in advance by the Tenant in respect of the period after (but excluding) the relevant Termination Date.

7.4                              On the date on which this Lease ends pursuant to this clause, the Tenant shall hand over to the Landlord the original Lease and all other title deeds and documents relating to the Premises where the same are in possession of the Tenant.

8.                                     8                                          ACCIDENTAL HAPPENINGS OR INJURIES

8.1                              The Landlord shall not be responsible to the Tenant or the Tenant’s licensees servants agents tradesmen or other persons in the Premises or any part thereof or calling upon the Tenant or upon the Science Park for any accidental happening or injury suffered to or loss of any chattel or property (save where the same are due to the act, default or negligence of the Landlord or the Landlord’s employees servants agents tradesmen or those under the control of the Landlord) sustained on the Premises the Science Park or any part thereof.

8.2                              The Landlord shall not be liable to the Tenant or any other person claiming through the Tenant for any loss or damage whatsoever which may be caused by stoppage interruption or defect of any plant or machinery in or service to the Premises or the Science Park or any neighbouring premises provided that the Landlord shall use all reasonable endeavours to prevent or mitigate the effect of such stoppage, interruption or defect and to remedy such matters as soon as possible.

9.                                     9                                          NOTICES

This Lease shall incorporate the provisions as to notices contained in section 196 Law of Property Act 1925 as amended by the Recorded Delivery Service Act 1962 and every notice required to be given hereunder shall be in writing.

10.                              10                                   VAT

10.1                       All rents and other sums payable by the Tenant hereunder which are for the time being subject to VAT shall be considered to be tax exclusive sums and the VAT at the appropriate rate for the time being shall be payable by the Tenant in addition.

10.2                       The Tenant shall indemnify and keep indemnified the Landlord against any VAT paid or payable by the Landlord in respect of any costs, fees, disbursements, expenses or other sums which the Landlord is entitled to recover under the terms of this Lease.

11.                              11            SURETY'S COVENANTS

The Surety covenants with the Landlord in the terms of Schedule 6.

12.                              12                                   LANDLORD AND TENANT (COVENANTS) ACT 1995

This Lease is a new tenancy within the meaning of section 1 Landlord and Tenant (Covenants) Act 1995.

13.                              13                                   ADDRESS FOR RENT DEMANDS

Whilst GW Research Limited is the Tenant all rent demands should be sent to c/o GW Pharmaceuticals plc, Building 114, Porton Down Science Park, Porton, Wiltshire SP4 0JQ unless it notifies the Landlord of another address.

14.                              14                                   DELIVERY AS A DEED

This document shall be treated as having been executed as a deed only upon being dated.

15.                              15                                   RIGHTS OF THIRD PARTIES

No person other than a contracting party may enforce any provision of this Lease by virtue of the Contracts (Rights of Third Parties) Act 1999.

16.                              GOVERNING LAW

16.1                       This deed shall be governed by and construed in accordance with English law.

16.2                       Each party irrevocably submits to the exclusive jurisdiction of the English courts to settle any dispute which may arise under or in connection with this deed or the legal relationships established by this deed.

IN WITNESS of the above the parties have executed this deed the day and year first before written

SCHEDULE 1

Rights granted

1.                                     The right in common with all others having similar rights from time to time:

1.1                              of passage to and from the Premises with or without vehicles over the Access Roads subject to the Landlord’s right in its absolute discretion to alter, stop up or divert the Access Roads or any part or parts of them at any time during the Term provided that:

(a)                                any expenses in altering, stopping up or diverting the Access Roads are borne by the Landlord; and

(b)                                the Landlord leaves available for use by the Tenant reasonable means of access to the Premises;

1.2                              of full, free and uninterrupted passage and running of water, soil, gas, electricity and all other services from and to the Premises through the Conducting Media which are now in, upon, over or under other parts of the Science Park.

2.                                     The exclusive right to use 8 car parking spaces edged green on the plan numbered 2 attached hereto but:

2.1                              only for parking private motor cars (duly insured and taxed for use on the public highway) belonging to the Tenant or any undertenant or their respective invitees or others authorised by them (but for the avoidance of doubt the Tenant shall not be entitled to demand any consideration in money or money’s worth from any third party for the use of such spaces); and

2.2                              if at any time acting reasonably and in the interests of good and proper estate management the Landlord desires to re-designate all or any of the said parking spaces, the Landlord shall have full right and liberty so to do on giving to the Tenant prior written notice of such re-designation, but at its own expense and subject to the Landlord making available for use by the Tenant always at least the same number of parking spaces as are edged green on the aforementioned plan.

SCHEDULE 2

Rights reserved

1.                                     The full, free and uninterrupted passage and running of water, soil, gas, electricity and all other services for the benefit of the Landlord and the owners, tenants or occupiers for the time being of the adjoining or neighbouring premises through the Conducting Media which are now or may at any time hereafter be in, upon, over or under the Premises.

2.                                     The right at all reasonable times to enter such parts of the Premises as may be necessary after three working days’ prior notice (except in case of emergency) for the purposes of:

2.1                              anything connected with the provision of the services referred to in clauses 4.3 and 4.4;

2.2                              carrying out an assessment or survey of the Premises for the purposes of obtaining an EPC;

2.3                              connecting, laying, inspecting, cleansing, maintaining, repairing, replacing, amending, altering, relaying or renewing the Conducting Media; and/or

2.4                              erecting, constructing or laying in, under, over or across such reasonable parts of the Premises(as shall be agreed with the Tenant (whose agreement shall not be unreasonably withheld or delayed) any Conducting Media, poles, structures, fixtures or other works for the drainage of or for the supply of water, gas, electricity, telephone, heating, steam and other services to any adjoining or neighbouring premises;

subject to performing such tasks as quickly as reasonably practicable.

3.                                     The right to erect scaffolding (and the right to enter in order to erect such scaffolding) for the purpose of inspecting repairing or cleaning the Premises or any buildings now or after the date of this Lease on adjoining or neighbouring premises notwithstanding that such scaffolding may temporarily restrict the access of light and air to the Premises.

4.                                     The right to enter after three working days’ prior notice (except in case of emergency) upon the Premises for the purpose of carrying out any necessary repairs, alterations or improvements to any adjoining or neighbouring premises

5.                                     The Landlord must make good in a reasonable manner to the Tenant’s reasonable satisfaction all damage occasioned to the Premises in the exercise of the rights referred to in paragraphs 2, 3 and 4 above but the Landlord will not be liable to pay compensation for any inconvenience caused to the Tenant.

6.                                     All rights of light and air which the Premises enjoy over any other property.

7.                                     The right to deal with, modify or vary all covenants of which the Premises enjoy the benefit provided that in so doing the Tenant’s use of the Premises shall not be materially adversely affected.

8.                                     All rights of entry in clause 3 of this Lease.

9.                                     The right to erect any new buildings of any height on adjoining or neighbouring premises in such manner as it shall think fit notwithstanding the fact that the same may obstruct affect or interfere with the amenity of or access to the Premises or the passage of light and air to the Premises.

SCHEDULE 3

Documents to be observed

1.                                     All those documents and matters referred to in the Property and Charges Registers of the Landlord’s freehold title of the Science Park as registered at the Land Registry under title number K765345 as at 19 August 2011 (save for any financial charges).

2.                                     Wayleaves granted to British Telecom (and its successors) variously:

2.1                              dated May 2002 between Ashtenne * * * Limited (1) and British Telecommunications plc (2);

2.2                             dated 6 September 2001 between Ashtenne * * * Limited (1) and British Telecommunications plc (2);

2.3                              dated 24 May 2001 between Ashtenne * * * Limited (1) and British Telecommunications plc (2);

2.4                              dated 15 February 2001 between Robert Williams, * * * (1) and British Telecommunications plc (2);

2.5                              dated 13 February 2001 between Robert Williams, * * * (1) and British Telecommunications plc (2).

3.                                     Wayleaves granted to The South Eastern Electricity Board variously:

3.1                              dated 26 January 1967 between * * * (1) and The South Eastern Electricity Board (2);

3.2                              dated 15 February 1989 between * * * (1) and The South Eastern Electricity Board (2).

4.                                     Wayleave agreement dated 19 May 2004 between * * * Limited and Sittingbourne (No. 2) Limited (1) and Neos Networks Limited (2).

5.                                     Wayleave agreement dated 30 March 2010 between * * * Limited and Sittingbourne (No. 2) Limited (1) and Virgin Media Limited (2).

6.                                     Wayleave agreement dated 21 May 2010 between * * * Limited and Sittingbourne (No. 2) Limited (1) and British Telecommunications plc (2)

***                           Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

SCHEDULE 4

Service Charge

Part A

1.                                     The service charge referred to in this Schedule (the “Service Charge”) shall be the Fixed Charge as defined in Schedule 5.

2.                                     The Tenant shall pay the Fixed Charge by equal quarterly payments in advance on the usual quarter days and so in proportion for any broken period.

3.                                     Notwithstanding the other provisions of this Part of this Schedule the first payment of the Fixed Charge for the period from 16 November 2012 to the next quarter day hereafter shall be paid on or before the date of this Lease.

4.                                     The Landlord shall not be concerned in the administration and collection of or accounting for the Service Charge on an assignment of this Lease and accordingly the Landlord shall:

4.1                              not be required to make any apportionment relative to the assignment; and

4.2                              be entitled to deal exclusively with the Tenant in whom this Lease is for the time being vested (and for this purpose in disregard of any assignment which has not been registered in accordance with clause 3.20).

Part B

1.                                      Maintaining, repairing, cleansing, decorating and renewing (and landscaping as deemed appropriate by the Landlord in its discretion) the Centre Common Parts.

2.                                     Providing security at the Science Park to include (if and as deemed necessary by the Landlord in its discretion acting reasonably) 24 hour manned presence CCTV surveillance security fencing and gates or other equivalent perimeter security measures.

SCHEDULE 5

Index-linked review of service charge

1.                                     In this Schedule the following expressions shall have the meanings set opposite them:

“Fixed Charge”	until 24 December 2012 the Initial Charge and thereafter as determined in accordance with paragraph 2 of this Schedule 5;

“Review Date”

the 25th day of December 2012 and every anniversary of that date and the date which is one day before the date on which the Term would expire by effluxion of time (disregarding any statutory continuation thereof);

“Initial Charge”	£8,477.50 per annum;

“Index”

the Index of Retail Prices (All Items) published by H M Government or any equivalent index stated by H M Government to be the official successor to the Index of Retail Prices (All Items)

PROVIDED that if the method of computation and/or the reference base of the Index shall materially change after the date of this Lease then the figure deemed to be shown in the Index for the purposes of this Lease after such change shall be the figure which would have been shown in the Index if the method of computation and/or reference base current at the date of this Lease had been retained, and any official reconciliation between such differing methods of computation or reference bases shall be binding on the parties to this Lease;

“Relevant Fraction”	a fraction of which the numerator is the figure of the Index published in the four weeks preceding the relevant Review Date and the denominator is the figure of the Index published in December 2011;

“Expert”

an independent chartered accountant (acting as an expert) being a partner in or a director of a leading firm or company of chartered accountants to be nominated in default of agreement by the Landlord and the Tenant by the President for the time being of the Institution of Chartered Accountants in England and Wales on the application of the Landlord or the Tenant made not more than one month before the relevant Review Date.

2.                                     From and including each Review Date the Fixed Charge shall be whichever is the higher of:

(a)                                the Fixed Charge which was payable immediately before the relevant Review Date (the “Old Charge”); and

(b)                                the figure calculated by multiplying the Initial Charge by the Relevant Fraction (the “Revised Charge”).

3.                                     If the Landlord and the Tenant shall fail to agree upon the Revised Charge, then either of them may not more than one month before the relevant Review Date require the Revised Charge to be determined by the Expert.

4.                                     The Expert shall on being appointed invite the Landlord and the Tenant to submit to him within such time limits as he shall consider appropriate (but not being less than 21 days) representations and cross representations as to the calculation of the Revised Charge, supported if they so wish by a statement of reasons and/or schedule of calculations.  The Expert shall consider such matters submitted to him but shall not be fettered thereby and shall determine the Revised Charge in accordance with his own knowledge, judgment and opinion having regard to such matters as he may consider appropriate.  The Expert’s decision shall (save as to any question of law) be final and binding on all matters referred to him under this Lease.

5.                                     If after the date of this Lease it becomes impossible (because of any change in the methods used to calculate the Index, or for any other reason) to calculate the Revised Charge, then the Expert shall have full power to determine what the increase in the Index would have been had it continued on the same basis as is assumed to be available for the operation of this rent review or (if that determination shall also be impossible) shall determine a reasonable charge having regard to the purposes and intent of this Schedule.

6.                                    If the Expert shall die or be unable or unwilling to accept his appointment or to carry out his functions then either the Landlord or the Tenant may apply for a replacement to be appointed in his stead, and this procedure may be repeated as often as necessary.

7.                                     If at any Review Date there is any statutory restriction upon the review or increase of the Fixed Charge or the Landlord’s right to recover it, then at any time after the lifting, removal or modification of such restriction and prior to the next following Review Date the Landlord may give the Tenant not less than one month’s notice requiring an additional review to take place on a quarter day to be specified in such notice which quarter day shall thereupon be treated for the purposes of this Lease as a Review Date.

8.                                     The costs of the Expert and the parties’ costs of the reference to him shall lie in his award but, in the absence of such award, the Landlord and Tenant shall each bear their own costs and one half of the Expert’s costs.  One party may pay the costs required to be borne by another party if they remain unpaid for more than 14 days after they become due, and then recover these and any incidental expenses incurred from that other party on demand.

9.                                     Time is not of the essence in relation to any matter contained in this Schedule.

10.                              If the Revised Charge has not been ascertained by the relevant Review Date, then the Old Charge shall be payable until such time as the Revised Charge has been ascertained.

11.                              Once the Revised Charge has been ascertained, the Tenant shall on demand pay the Landlord a sum equal to the amount (if any) by which the Revised Charge exceeds the Old Charge for the period from the relevant Review Date until the next quarter day following the date of such demand together with interest on each quarterly shortfall calculated on a daily basis from the date upon which each instalment of the shortfall would have been payable if the Revised Charge had then been ascertained at the base rate of Barclays Bank plc until seven days after the date of such demand, and thereafter together with interest calculated on a daily basis at the rate referred to in clause 5.1(a).

12.                              The Landlord and the Tenant may at any time settle the Revised Charge in more than one amount and agree to reserve such amounts increasing in steps until the next Review Date or, if none, until the termination of the Term, or as they may otherwise agree.

13.                              The parties will procure that a memorandum of the Revised Charge signed by the Landlord and Tenant shall be endorsed on or annexed to this Lease and its counterpart.

SCHEDULE 6

Covenants by the Surety

1.                                     The Surety (if any) in consideration of the grant of this Lease (or the agreement to the assignment of this Lease as appropriate) COVENANTS AND GUARANTEES with and to the Landlord that:

1.1                              The Tenant shall punctually pay the rents and perform and observe the covenants and other terms of this Lease.

1.2                              If the Tenant shall make any default in payment of the rents or in performing or observing any of the covenants or other terms of this Lease the Surety will pay the rents and perform or observe the covenants or terms in respect of which the Tenant shall be in default and make good to the Landlord on demand and indemnify the Landlord against all losses, damages, costs and expenses arising or incurred by the Landlord as a result of such non-payment, non-performance or non-observance notwithstanding:

(a)                                any time or indulgence granted by the Landlord to the Tenant or any neglect or forbearance of the Landlord in enforcing the payment of the rents or the observance or performance of the covenants or other terms of this Lease;

(b)                                that the terms of this Lease may have been varied by agreement between the parties;

(c)                                 any other act or thing (apart from an express release by deed) by which but for this provision the Surety would have been released.

1.3                              These provisions are to take effect immediately on the grant (or the assignment as appropriate) of the Lease to the Tenant and are to remain in force so long and to the extent that the Tenant is not released by law from liability for any of the covenants and other terms of this Lease.

2.                                     The Surety FURTHER COVENANTS with the Landlord that if this Lease is disclaimed or forfeited prior to any lawful assignment by the Tenant of this Lease the Landlord may within six months after the disclaimer or forfeiture by notice in writing require the Surety to accept a new lease of the Premises for a term equivalent to the residue which if there had been no disclaimer or forfeiture would have remained of the Term at the same rent and subject to similar covenants and conditions as are payable under and applicable to the tenancy immediately before the date of such disclaimer or forfeiture (such new lease and the rights and liabilities under it to take effect as from the date of such disclaimer or forfeiture) and in such case the Surety shall pay the Landlord’s costs incurred by the Landlord in connection with such new lease and the Surety shall accept such new lease accordingly and will execute and deliver to the Landlord a counterpart of it.

3.                                     If this Lease is disclaimed or forfeited and for any reason the Landlord does not require the Surety to accept a new lease of the Premises in accordance with paragraph 2 the Surety shall pay to the Landlord on demand an amount equal to the difference between any money received by the Landlord for the use or occupation of the Premises (less any expenditure incurred by the Landlord in connection with the Premises) and the rents which would have been payable under the Lease but for such disclaimer or forfeiture in both cases for the period commencing with the date of such disclaimer or forfeiture and ending on whichever is the earlier of the following dates:

(a)                                the date six months after such disclaimer or forfeiture; and

(b)                                the date (if any) upon which the Premises are relet.

4.                                     The Surety FURTHER COVENANTS and guarantees the obligations of the Tenant under any Authorised Guarantee Agreement entered into by the Tenant pursuant to the terms of this Lease.

5.                                     It is hereby agreed that if any payment is made under the terms of this guarantee and the Surety is thereupon subrogated to all the Landlord’s rights of recovery in relation thereto then the Surety shall not exercise any such rights against the Tenant.

6.                                     For the purposes of these provisions references to the Tenant are to the Tenant in relation to whom the Surety’s covenant is given but not any lawful assignee of such Tenant.

SCHEDULE 7

Authorised Guarantee Agreement

1.                                     The Tenant in consideration of the agreement to the assignment of the Lease COVENANTS AND GUARANTEES with and to the Landlord that:

1.1                              The Assignee shall punctually pay the rents and perform and observe the covenants and other terms of the Lease.

1.2                              If the Assignee shall make any default in payment of the rents or in performing or observing any of the covenants or other terms of the Lease the Tenant will pay the rents and perform and observe the covenants or terms in respect of which the Assignee shall be in default and make good to the Landlord on demand and indemnify the Landlord against all losses, damages, costs and expenses arising or incurred by the Landlord as a result of such non-payment, non-performance or non-observance notwithstanding:

(a)                                any time or indulgence granted by the Landlord to the Assignee or any neglect or forbearance of the Landlord in enforcing the payment of the rents or the observance or performance of the covenants or other terms of the Lease;

(b)                                that the terms of the Lease may have been varied by agreement between the parties (but subject always to section 18 Landlord and Tenant (Covenants) Act 1995);

(c)                                 any other act or thing (apart from an express release by deed) by which but for this provision the Tenant would have been released.

2.                                     The Tenant FURTHER COVENANTS with the Landlord that if the Lease is disclaimed prior to any lawful assignment by the Assignee of the Lease the Landlord may within six months after the disclaimer require the Tenant to accept a new lease of the Premises for a term equivalent to the residue which if there had been no disclaimer would have remained of the Term at the same rent and subject to similar covenants and conditions as are payable under and applicable to the tenancy immediately before the date of such disclaimer (such new lease and the rights and liabilities under it to take effect as from the date of such disclaimer) and in such case the Tenant shall pay the Landlord’s costs incurred by the Landlord in connection with such new lease and the Tenant shall accept such new lease accordingly and will execute and deliver to the Landlord a counterpart of it.

3.                                     If the Lease is disclaimed and for any reason the Landlord does not require the Tenant to accept a new lease of the Premises in accordance with paragraph 2 the Tenant shall pay to the Landlord on demand an amount equal to the difference between any money received by the Landlord for the use or occupation of the Premises (less any expenditure incurred by the Landlord in connection with the Premises) and the rents which would have been payable under the Lease but for such disclaimer in both cases for the period commencing with the date of such disclaimer and ending on whichever is the earlier of the following dates:

(a)                                the date six months after such disclaimer;

(b)                                the end or sooner determination of the Term.

4.                                     Notwithstanding any of the above provisions the Tenant:

(a)                                shall not be required to guarantee in any way the liability for the covenants and other terms of the Lease of any person other than the Assignee; and

(b)                                shall not be subject to any liability, restriction or other requirement (of whatever nature) in relation to any time after the Assignee is by law released from the covenants and other terms of the Lease.

5.                                     It is hereby agreed that if any payment is made under the terms of this guarantee and the Tenant is thereupon subrogated to all the Landlord’s right of recovery in relation thereto then the Tenant shall not exercise any such rights against the Assignee.

6.                                     No person other than a contracting party may enforce any provision of this Deed by virtue of the Contracts (Rights of Third Parties) Act 1999.

7.                                     Words and expressions used in this Deed shall have the same meaning as in the Lease.

SCHEDULE 8

The Regulations

1.                                     Not to store rubbish or waste of any description outside the Premises save in any area so designated by the Landlord from time to time.

2.                                     Not to allow empty containers or rubbish of any description to accumulate upon the Premises or the Centre Common Parts nor to discharge into the Conducting Media or onto any wall or parking area or forecourt of the Science Park any deleterious matter or substance including chemicals radioactive material diesel fuel or oil which might be or become a source of danger or injury to the Conducting Media or any other property or person.

3.                                     Not to use any container for rubbish or refuse other than such type and so constructed as to prevent any leakage or spillage therefrom and to keep the same in the area (if any) provided for the purpose and to prevent such rubbish or refuse causing a nuisance or annoyance to the Landlord or the owners or occupiers of neighbouring premises.

4.                                     Not to use any part of the Premises in such manner as to subject it to any excessive strain or interference and not to install machinery on the Premises which shall be unduly noisy or cause vibration.

5.                                    Not to do anything on the Premises which might reasonably be expected to produce directly or indirectly corrosive fumes or vapours or moisture or humidity in excess of that which the Premises were designed to bear and are otherwise reasonable.

6.                                     Not to load or unload any vehicle unless the vehicle shall be in a loading area provided from time to time for that purpose and not to obstruct or damage any access ways roads or landscaped areas in the Science Park or leading to the Premises.

7.                                     In the event of a spill or deposit on the Premises of any Hazardous Materials to inform the Landlord of this and permit him to enter and inspect the Premises.

8.                                     To observe the speed limits and traffic signs on the Access Roads.

SCHEDULE 9

Utilities Charge

1.                                     In this Schedule, the following meanings shall apply:

1.1                              “Estimated Utilities Charge” means the Landlord’s reasonable and proper estimate of the Utilities Charge for the forthcoming Utilities Charge Period.

1.2                              “Utilities Charge” means the cost referred to in clause 3.2(c), calculated in accordance with this Schedule;

1.3                              “Utilities Charge Period” means each period of 12 months commencing on 16 November falling wholly or partly within the Term (but only to the extent falling within the Term) provided that the Landlord may vary the Utilities Charge Period at its sole discretion at any time during the Term;

1.4                              “End Date” means the date on which the Term expires or (if earlier) on which the Term is determined;

1.5                              “Final Utilities Charge Period” means the Utilities Charge Period which ends on the End Date;

1.6                              “First Utilities Charge Period” means the Utilities Charge Period which begins when the Term commences;

1.7                              “Meters” means the measuring equipment (if any) installed in the Building for the purposes of measuring the supply of services to the Premises.

2.                                     Subject to paragraph 8, the Landlord will, prior to each Utilities Charge Period (or on or prior to the commencement of the Term, in the case of the First Utilities Charge Period), submit to the Tenant a statement setting out the Estimated Utilities Charge for the forthcoming Utilities Charge Period.

3.                                    The Tenant will pay the Estimated Utilities Charge to the Landlord by equal quarterly payments in advance on the usual quarter days, the first payment (being the due proportion for the period commencing on 16 November 2012 and ending on the day before the next quarter day hereafter) to be paid on or before the date of this Lease.

4.                                     At the end of each Utilities Charge Period the Landlord shall procure that readings are taken and recorded from the Meters and the readings taken and recorded shall (subject to manifest error) be accepted by the Landlord and the Tenant.  Should Meters not be installed the Landlord’s surveyor shall calculate (the Landlord’s surveyor’s determination to be conclusive) a just proportion fairly attributable to the Premises of the actual cost to the Landlord of supplying the relevant services to the Science Park during the relevant Utilities Charge Period and such proportion shall be the Utilities Charge for the relevant Utilities Charge Period.

5.                                     Upon having taken the readings or made the calculations in accordance with paragraph 4, the Landlord shall deliver to the Tenant a statement setting out in respect of the previous Utilities Charge Period:

5.1                              the Estimated Utilities Charge received from the Tenant;

5.2                              the Utilities Charge; and

5.3                              the difference (if any) between the sums referred to in paragraphs 5.1 and 5.2.

6.                                     If in respect of a Utilities Charge Period the Utilities Charge is more or less than the Estimated Utilities Charge received from the Tenant then any sum payable to or by the Landlord by way of adjustment (with the intent that the Tenant shall have paid the whole of the Utilities Charge to the Landlord in respect of the relevant Utilities Charge Period) will become due and shall be paid by the Tenant (within 14 days of delivery of the statement referred to in paragraph 5) or credited to the Tenant for the succeeding Utilities Charge Period (or paid to the Tenant in the case of the Final Utilities Charge Period) as the case may require.

7.                                     The Tenant shall be liable only for the Utilities Charge up to and including the End Date but the provisions of this schedule shall otherwise continue to apply after the End Date.

8.                                     The Landlord may, on prior written notice to the Tenant, vary the means by which the Utilities Charge is charged to the Tenant provided that such variation is fair, proper and in the interests of good estate management.

9.

9.1                              Within one month after delivery to the Tenant of the statement referred to in paragraph 5 (time being of the essence) the Tenant may request the Landlord to provide (and the Landlord will promptly provide) to the Tenant all vouchers and invoices which the Tenant shall reasonably need in order to satisfy itself as to the accuracy of the Utilities Charge in accordance with this Schedule.

9.2                             Within two months after delivery of the statement referred to in paragraph 5 (time being of the essence) the Tenant may challenge it on the ground that it contains errors or is otherwise incorrectly drawn by giving to the Landlord notice to that effect but only if it has first made full payment of any amount due from the Tenant under paragraph 6 and if so:

(a)                                both parties must endeavour to resolve the relevant issue; but if they cannot do so;

(b)                                the issue in dispute may be referred by either party to the determination of an independent surveyor being such a person as is mentioned in clause 5.3(a) and who shall be appointed as mentioned in clause 5.3(b) and clauses 5.3(c),  5.3(d), 5.3(e), 5.3(f) and 5.3(g) shall also apply and the independent surveyor’s determination shall be final and binding on the parties Provided that if and whenever any person so appointed shall die, be adjudged bankrupt or become of unsound mind or if both the Landlord and the Tenant shall serve upon such person written notice that in their opinion he has unreasonably delayed making such determination such person shall ipso facto be discharged and be entitled only to his reasonable expenses prior to such discharge and another such independent surveyor shall be appointed to act in his place;

(c)                                 any adjustments to the statement required to be made in consequence of the determination of the independent surveyor shall be made and any sum payable to or by the Landlord shall immediately be paid (with interest in respect of the period during which the relevant amount has been underpaid, such interest to be at the base rate for the time being of Barclays Bank PLC or, in the event of such rate ceasing to be published, at such equivalent rate as the Landlord shall notify to the Tenant) or allowed as appropriate;

but if not the Tenant’s right of challenge to that statement shall lapse.

10.                              The Landlord shall not be concerned in the administration and collection of or accounting for the Utilities Charge on an assignment of this Lease and accordingly the Landlord shall:

10.1                       not be required to make any apportionment relative to the assignment; and

10.2                       be entitled to deal exclusively with the Tenant in whom this Lease is for the time being vested (and for this purpose in disregard of any assignment which has not been registered in accordance with clause 3.20).

11.                              The statement referred to in paragraph 5 shall for the purposes of this Schedule be deemed to have been delivered to the Tenant on the next working day after it is posted by first class post to the address referred to in clause 13 or to such other address as may have been notified by the Tenant to the Landlord as the address to which rent demands should be sent.

SIGNED as a deed by	) s/CLAIRE DUTCH
and	)
as attorneys for * * *	)
* * * in the presence of:	)

s/KATIE JACOBSEN
Name of Witness and Signature

Atlantic House, Holborn Viaduct
EC1 2FG

Address

SIGNED as a deed by	) s/CLAIRE DUTCH
and	)
as attorneys for * * *	)
* * * in the presence of:	)

s/KATIE JACOBSEN
Name of Witness and Signature

Atlantic House, Holborn Viaduct
EC1 2FG

Address

EXECUTED as a deed by GW Research	)
Limited acting by:	)

J D GOVER

Director

A D GEORGE

Director

EXECUTED as a deed by GW	)
Pharmaceuticals plc acting by:	)

J D GOVER

Director

A D GEORGE

Director/Secretary

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